EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM.

TETRA TECHNOLOGIES, INC.

11.00% SENIOR NOTE DUE NOVEMBER 5, 2022

No. R-1	November 20, 2015
$125,000,000.00

FOR VALUE RECEIVED, the undersigned, TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), promises to pay to GSO Tetra Holdings LP, or registered assigns, the principal sum of $125,000,000.00 on November 5, 2022, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 11.00% per annum from the date hereof, payable quarterly, on March 15, June 15, September 15 and December 15, in each year, commencing with March 15, 2016, until the principal hereof shall have become due and payable, and (b) upon the occurrence and during the continuance of an Event of Default (as defined in the Note Purchase Agreement referred to below), to the extent permitted by law, on all principal of, any unpaid interest on and any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below) or any other premium, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum equal to 13%.
Payments of principal of, interest on, any Make-Whole Amount, if any, and any other premium, if any, with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in The Woodlands, Texas or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is issued pursuant to a Note Purchase Agreement dated as of November 5, 2015 (as from time to time amended or supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement.
This Note has been registered with the Company and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or other premium) and with the effect provided in the Note Purchase Agreement.
Payment of the principal of, and interest and Make-Whole Amount, if any, or any other premium, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of November 20, 2015 of certain Subsidiaries of the Company, as amended or supplemented from time to time.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

TETRA TECHNOLOGIES, INC.

By:
Name: Joseph J. Meyer
Title: Vice President - Finance, Treasurer and Assistant Secretary

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